Exhibit 99.1

For Immediate Release

Contact:    Lee Underwood

External Communications

(706) 644-0528

Synovus Announces Closing of Acquisition of Entaire Global Companies, Inc.

COLUMBUS, Ga., OCTOBER 3, 2016 — Synovus Financial Corp. (NYSE: SNV) today announced the completion of its acquisition of Entaire Global Companies, Inc. (“Entaire”), an Atlanta-based specialty financial services company.

Under the terms of the agreement, Synovus acquired Entaire for an up-front payment of $30 million in common stock and cash, with potential additional payments to Entaire’s stockholders over the next three to five years based on Entaire’s earnings.

Entaire is a private life insurance premium finance lender providing fully collateralized, non-mortality-based loans to commercial borrowers. Entaire lends primarily to small businesses, with all loans collateralized by cash value life insurance policies issued by investment grade insurance companies.

Entaire’s business operations will be fully integrated by the end of the year.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $29 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services to customers through 28 locally-branded divisions, 250 branches, and 332 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as one of America’s Most Reputable Banks by American Banker and the Reputation Institute in 2015 and 2016. Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus.